================================================================================

                                    FORM 8-K/A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



                          Date of Report: July 13, 1999




                         Commission file number 1-12579



                                OGE ENERGY CORP.
             (Exact name of registrant as specified in its charter)

               Oklahoma                                73-1481638
     (State or other jurisdiction of                (I.R.S. Employer
      incorporation or organization)                 Identification No.)


                                321 North Harvey
                                  P. O. Box 321
                       Oklahoma City, Oklahoma 73101-0321
                    (Address of principal executive offices)
                                   (Zip Code)

                                  405-553-3000
              (Registrant's telephone number, including area code)

================================================================================

     As indicated in the Registrant's Form 8-K as filed with the Securities and Exchange Commission on July 13, 1999 ("Form 8-K"), the financial and pro forma financial information required to be filed therewith would be filed not later 60 days after July 15, 1999. Accordingly, this Amendment No. 1 to Form 8-K amends and modifies Item 7 of the Form 8-K to read in its entirety as follows:

ITEM 7   FINANCIAL STATEMENTS AND EXHIBITS
------------------------------------------

         ENOGEX INC. COMPLETES ACQUISITION OF TEJAS TRANSOK HOLDING, L.L.C.

     As previously reported on it's Form 8-K dated July 13, 1999, OGE Energy Corp. (the "Company") announced, that its subsidiary, Enogex Inc. ("Enogex"), had completed its acquisition of Tejas Transok Holding, L.L.C. ("Transok"), a gatherer, processor, and transporter of natural gas in Oklahoma and Texas on July 1, 1999. Transok's principal assets include approximately 4,900 miles of natural gas pipelines in Oklahoma and Texas with a capacity of approximately 1.2 billion cubic feet per day and 18 billion cubic feet of underground gas storage. Transok also owns 9 gas processing plants, which produced approximately 25,000 barrels per day of natural gas liquids in 1998. Enogex purchased Transok from Tejas Energy L.L.C. of Houston, an affiliate of Shell Oil Company, for approximately $710.3 million, which includes assumption of $173 million of long-term debt. The purchase of Transok was temporarily funded through a new revolving credit agreement with a consortium of banks with The First National Bank of Chicago serving as agent. The Company expects that this financing will be replaced with permanent financing. Enogex, a subsidiary of the Company, is a non-regulated natural gas gathering, processing, transportation, production, and energy services company with principal pipeline operations in Oklahoma, Arkansas, and Texas. The transaction will be treated as a purchase for accounting purposes.

     Some of the matters discussed in this Form 8-K may contain forward-looking statements of the Company that are subject to certain risks, uncertainties, and assumptions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; regulatory decisions and other risk factors listed in the Company's Form 10-K for the year ended December 31, 1998 and other factors described from time to time in the Company's reports to the Securities and Exchange Commission.

     (a)      Financial Statements of Business Acquired



                          TEJAS TRANSOK HOLDING, L.L.C.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                                               December 31             June 30
                                                                      ---------------------------   ------------
                                                                          1998           1997           1999
                                                                      ------------   ------------   ------------
                                                                                                     (Unaudited)
ASSETS
CURRENT ASSETS:
  Cash............................................................... $        27    $     1,015    $        29
  Accounts receivable, net of allowance for doubtful accounts of
    $2,139 and $3,584 at December 31, 1998 and 1997, respectively....      51,952         65,662         42,313
  Pipeline imbalances receivable.....................................      11,781         13,623         10,852
  Due from affiliate.................................................      10,192          7,640         32,822
  Due from parent....................................................         -           52,923            -
  Inventories-
    Natural gas held in storage......................................      37,521         23,675            -
    Materials and supplies...........................................       2,875          2,840          3,324
    Natural gas liquids..............................................         -               96            -
  Prepaids and other.................................................         416            865            443
  Deferred taxes.....................................................         -            4,552            -
                                                                      ------------   ------------   ------------
      Total current assets...........................................     114,764        172,891         89,783
                                                                      ------------   ------------   ------------

PROPERTY, PLANT AND EQUIPMENT:
  Gathering and transmission assets..................................     727,148        699,064        737,694
  Gas processing assets..............................................     182,117        131,233        183,034
  Other property and equipment.......................................      25,015         30,483         20,721
  Natural gas storage facility.......................................      43,910         20,637         43,778
  Construction work in progress......................................       5,218         26,165         26,247
                                                                      ------------   ------------   ------------
                                                                          983,408        907,582      1,011,474
  Less-Accumulated depreciation and amortization....................       34,263         48,368         66,860
                                                                      ------------   ------------   ------------
      Total property, plant and equipment, net.......................     949,145        859,214        944,614
                                                                      ------------   ------------   ------------

OTHER ASSETS:
  Investment in unconsolidated entity................................      10,890          7,045            -
  Goodwill, net of amortization......................................     382,156            -          372,100
  Assets held for sale...............................................      19,652            -              -
  Other assets and deferred charges..................................         182          4,600            -
                                                                     ------------   ------------   ------------
      Total other assets.............................................     412,880         11,645        372,100
                                                                      ------------   ------------   ------------
TOTAL ASSETS......................................................... $ 1,476,789    $ 1,043,750    $ 1,406,497
                                                                      ============   ============   ============


The accompanying notes are an integral part of these consolidated financial statements.



                          TEJAS TRANSOK HOLDING, L.L.C.
                           CONSOLIDATED BALANCE SHEETS
                     (In thousands except share information)



                                                                               December 31             June 30
                                                                      ---------------------------   ------------
                                                                          1998           1997           1999
                                                                      ------------   ------------   ------------
                                                                                                     (Unaudited)
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable................................................... $    46,825    $    67,716    $    46,855
  Pipeline imbalances payable........................................      10,613         12,068          8,265
  Accrued liabilities-
    Interest.........................................................       6,180          7,926          6,180
    Ad valorem taxes and other.......................................      14,380         10,718          5,617
  Due to parent......................................................      11,564            -            4,160
  Current portion of long-term debt - parent.........................     585,878         36,148        571,144
  Current portion of long-term debt..................................      23,000        279,000         15,000
                                                                      ------------   ------------   ------------
      Total current liabilities......................................     698,440        413,576        657,221
                                                                      ------------   ------------   ------------

OBLIGATIONS DUE AFTER ONE YEAR:
  Long-term debt.....................................................     173,000        196,000        173,000
  Long-term capital lease obligation.................................         -          125,000            -
                                                                      ------------   ------------   ------------
      Total obligations due after one year...........................     173,000        321,000        173,000
                                                                      ------------   ------------   ------------

DEFERRED INCOME TAXES................................................         -           13,423            -
                                                                      ------------   ------------   ------------
      Total liabilities..............................................     871,440        747,999        830,221
                                                                      ------------   ------------   ------------

COMMITMENTS AND CONTINGENCIES (Notes 9 and 10)

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES.......................         -            9,402            -

STOCKHOLDER'S EQUITY:
  Common stock, $1 par value, 1,000 shares authorized, 1,000
    shares issued and outstanding....................................           1              1              1
  Capital in excess of par value.....................................     685,655        289,326        685,655
  Retained deficit...................................................     (80,307)        (2,978)      (109,380)
                                                                      ------------   ------------   ------------
      Total stockholder's equity.....................................     605,349        286,349        576,276
                                                                      ------------   ------------   ------------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY........................... $ 1,476,789    $ 1,043,750    $ 1,406,497
                                                                      ============   ============   ============


The accompanying notes are an integral part of these consolidated financial statements.



                          TEJAS TRANSOK HOLDING, L.L.C.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In thousands)


                                                           Years ended                Six months ended
                                                           December 31                    June 30
                                                  ---------------------------   ---------------------------
                                                      1998           1997           1999           1998
                                                  ------------   ------------   ------------   ------------
                                                                                        (Unaudited)
REVENUES:
  Natural gas sales - marketing.................. $   327,570    $   389,165    $   160,865    $   172,881
  Natural gas products sales - marketing.........      85,499        142,883         56,675         47,936
  Gathering and transmission fees and services...      40,760         61,965         20,465         23,672
  Interest and other.............................      22,384         29,509         13,812          9,219
                                                  ------------   ------------   ------------   ------------
      Total revenues.............................     476,213        623,522        251,817        253,708
                                                  ------------   ------------   ------------   ------------

COSTS AND EXPENSES:
  Natural gas and gas products purchased for
    resale.......................................     332,869        387,081        156,090        181,860
  Operating expenses-
    Gathering and transmission...................      25,312         24,389         10,012          8,108
    Natural gas processing.......................      79,903        123,777         48,851         43,210
    General and administrative...................      19,333         23,673         12,746          9,880
  Depreciation and amortization..................      55,661         31,866         28,593         26,704
  Interest and debt amortization.................      20,738         39,166          7,439          9,334
  Interest, parent...............................      24,447            812         13,174         10,520
  Taxes, other than income taxes.................       7,284          6,864          4,039          3,510
                                                  ------------   ------------   ------------   ------------
      Total costs and expenses...................     565,547        637,628        280,944        293,126
                                                  ------------   ------------   ------------   ------------

LOSS BEFORE EQUITY EARNINGS OF
  UNCONSOLIDATED ENTITY,
  PROVISION (BENEFIT) FOR INCOME
  TAXES AND MINORITY INTEREST....................     (89,334)       (14,106)       (29,127)       (39,418)

EQUITY EARNINGS IN UNCONSOLIDATED ENTITY.........         407            778             54            396

PROVISION (BENEFIT) FOR INCOME TAXES:
  Current........................................         -               19            -              -
  Deferred.......................................      (8,871)        (5,098)           -           (8,871)
                                                  ------------   ------------   ------------   ------------
      Total benefit for income taxes.............      (8,871)        (5,079)           -           (8,871)
                                                  ------------   ------------   ------------   ------------

MINORITY INTEREST IN NET INCOME OF
  CONSOLIDATED SUBSIDIARIES......................        (251)        (1,568)           -              -
                                                  ------------   ------------   ------------   ------------
NET LOSS......................................... $   (80,307)   $    (9,817)   $   (29,073)   $   (30,151)
                                                  ============   ============   ============   ============


The accompanying notes are an integral part of these consolidated financial statements.



                          TEJAS TRANSOK HOLDING, L.L.C.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
               AND THE SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED)
                     (In thousands except share information)



                                                                     Capital in       Retained         Total
                                                 Common Stock       Excess of Par     Earnings      Stockholder's
                                             ------------------
                                             Shares      Amount         Value         (Deficit)        Equity
                                             ------     -------     -------------     ----------    -------------
BALANCE, December 31, 1996................    1,000     $    1      $    289,326      $   6,839     $    296,166

  Net loss................................      -          -                 -           (9,817)          (9,817)
                                             ------     -------     -------------     ----------    -------------
BALANCE, December 31, 1997................    1,000          1           289,326         (2,978)         286,349

  Push down of purchase price.............      -          -             396,329          2,978          399,307

  Net loss................................      -          -                 -          (80,307)         (80,307)
                                             ------     -------     -------------     ----------    -------------
BALANCE, December 31, 1998................    1,000          1           685,655        (80,307)         605,349

  Net loss (unaudited)...................       -          -                 -          (29,073)         (29,073)
                                             ------     -------     -------------     ----------    -------------
BALANCE, June 30, 1999 (unaudited)........    1,000     $    1      $    685,655      $(109,380)    $    576,276
                                             ======     =======     =============     ==========    =============


The accompanying notes are an integral part of these consolidated financial statements.



                          TEJAS TRANSOK HOLDING, L.L.C.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                           Years ended                Six months ended
                                                           December 31                    June 30
                                                  ---------------------------   ---------------------------
                                                      1998           1997           1999           1998
                                                  ------------   ------------   ------------   ------------
                                                                                        (Unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net loss....................................... $   (80,307)   $    (9,817)   $   (29,073)   $   (30,151)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities-
      Depreciation and amortization..............      55,661         31,866         28,593         26,704
      Deferred income tax provision..............       8,871          5,098            -            8,871
      Equity earnings in unconsolidated entity...        (407)          (778)           (54)          (396)
      Minority interest in net income of
        consolidated subsidiaries................         251          1,568            -              -
      Changes in current assets and liabilities:
        Accounts receivable......................      13,710         45,115          9,639         15,845
        Pipeline imbalances receivable...........       1,842         (3,282)           929             (8)
        Due from affiliate.......................      (2,552)        (4,961)       (22,630)        15,867
        Due from parent..........................      52,923        (37,072)        (7,404)        52,923
        Inventories..............................     (13,785)        (8,423)        37,072         (2,475)
        Prepaids and other.......................         449         21,542            (27)        (3,554)
        Accounts payable.........................     (20,891)       (40,942)            30         (8,002)
        Pipeline imbalances payable..............      (1,455)         8,971         (2,348)        (2,923)
        Accrued liabilities......................       1,916        (23,993)        (8,763)        (2,687)
        Due to parent............................      11,564            -              -              -
      Other assets and deferred charges..........       4,418          4,557            182         (2,841)
                                                  ------------   ------------   ------------   ------------
          Net cash provided by (used in)
            operating activities.................      32,208        (10,551)         6,146         67,173
                                                  ------------   ------------   ------------   ------------

CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Additions to gathering and transmission
   assets........................................     (81,506)       (69,445)       (13,136)       (33,224)
  Additions to gas processing assets.............     (44,249)        (7,201)          (602)        (3,988)
  Additions to other property and equipment......      (2,794)        (9,076)          (321)        (1,317)
  Additions to natural gas storage facility......     (21,024)        (9,683)          (221)       (21,024)
  Additions to assets held for sale..............     (19,652)           -              -          (19,652)
  Proceeds from sale of fixed assets.............         -           11,598            328          4,405
  Proceeds from sale of assets held for sale.....         -              -           19,652            -
  Distributions to minority interest owners......      (9,701)          (175)           -             (385)
                                                  ------------   ------------   ------------   ------------
          Net cash provided by (used in)
           investing activities..................    (178,926)       (83,982)         5,700        (75,185)
                                                  ------------   ------------   ------------   ------------

The accompanying notes are an integral part of these consolidated financial statements.

                                       6



                          TEJAS TRANSOK HOLDING, L.L.C.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                           Years ended                Six months ended
                                                           December 31                    June 30
                                                  ---------------------------   ---------------------------
                                                      1998           1997           1999           1998
                                                  ------------   ------------   ------------   ------------
                                                                                        (Unaudited)
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from (payment of) note payable
   to parent..................................... $   549,730    $       -      $    (3,844)   $   411,357
  Proceeds from (payment of) line of credit......    (275,000)        79,220            -         (275,000)
  Payment of capital lease obligation............    (125,000)           -              -         (125,000)
  Payment of long-term debt......................      (4,000)           -           (8,000)        (4,000)
                                                  ------------   ------------   ------------   ------------
    Net cash provided by (used in) financing
     activities..................................     145,730         79,220        (11,844)         7,357
                                                  ------------   ------------   ------------   ------------
NET (DECREASE) INCREASE IN CASH..................        (988)       (15,313)             2           (655)
CASH, beginning of period........................       1,015         16,328             27          1,015
                                                  ------------   ------------   ------------   ------------
CASH, end of period.............................. $        27    $     1,015    $        29    $       360
                                                  ============   ============   ============   ============

SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION:
  Cash paid during the year for-
    Interest..................................... $    22,727    $    29,857    $     8,817    $    13,961

The accompanying notes are an integral part of these consolidated financial statements.

                                       7

                          TEJAS TRANSOK HOLDING, L.L.C.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


1.   ORGANIZATION:

     Tejas Transok Holding, L.L.C. ("Transok") is a natural gas pipeline company engaged in the business of purchasing, gathering, processing, storing, transporting and marketing natural gas and natural gas products. Transok's operations are situated primarily in the major gas producing areas in Oklahoma. Transok conducts operations through Transok, L.L.C. Transok L.L.C. owns 100 percent of Transok Gas, L.L.C., Transok Gas Processing, L.L.C., and Transok Properties, L.L.C. Transok, through Transok Properties, L.L.C., owned an undivided one-half interest in Downtown Plaza II, an Oklahoma partnership, which owned the office building Transok occupies in Tulsa, Oklahoma. During November 1998, the building was sold to a third party, see Note 7. Transok also owns three gas gathering systems (East Caddo Gas Gathering System, Mistletoe Gas Gathering System and West Caddo Gas Gathering System). Prior to June 1998,
Transok was the majority owner of these systems and consolidated their activities while recognizing the obligation for the minority interest. In June 1998, Transok purchased the remaining interest in the partnerships for approximately $11 million.

     In June 1996, Transok, Inc. became an indirect wholly-owned subsidiary of Tejas Gas Corporation ("Tejas") when the common stock of Transok, Inc. was acquired from Central South West Corporation ("CSW"). Tejas acquired Transok, Inc. from CSW through a merger of Tejas Transok Holding, L.L.C., a wholly-owned subsidiary of Tejas. This acquisition was accounted for using the purchase method of accounting.

     Effective January 12, 1998, Tejas became a wholly-owned subsidiary of Shell Oil Company ("Shell"). As a result of this acquisition, which was accounted for using the purchase method of accounting, Transok was allocated goodwill of approximately $402.3 million due to the push down of basis resulting from the purchase price paid by Shell for the acquisition of Tejas. The operations of Transok from January 1, 1998 to January 12, 1998 are not material to the results of operations of Transok for 1998. Thus, the accompanying consolidated financial statements present the activities of Transok as if the Shell acquisition occurred on January 1, 1998.

     Transok conducts its business within one industry segment.

INTERIM CONSOLIDATED FINANCIAL INFORMATION

     The interim consolidated financial statements as of June 30, 1999, and for the six months ended June 30, 1999 and 1998, are unaudited, and certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim consolidated financial statements have been included.

2.   SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts and operations of Transok and its subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING PRINCIPLES

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and for Hedging Activities." The implementation of SFAS No. 133 was delayed under SFAS No. 137 to fiscal years beginning after June 15, 2000. Transok will adopt this new standard effective January 1, 2001. Management has not yet determined whether the adoption of this new standard will have a material impact on its consolidated financial position or results of operations.

     In December 1998, the FASB Emerging Issues Task Force reached consensus on Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" ("EITF 98-10"). EITF 98-10 is effective for fiscal years beginning after December 15, 1998. EITF 98-10 requires energy trading contracts to be recorded at fair value on the balance sheet, with changes in fair value included in earnings. Transok adopted EITF 98-10 effective January 1, 1999. The effect of adopting this EITF was not material to its consolidated financial position or results of operations.

PIPELINE IMBALANCES

     In the normal course of operations, Transok occasionally overdelivers or underdelivers gas to customers. These pipeline imbalance receivables and pipeline imbalance payables are recorded using current average spot market gas prices.

ACCOUNTS RECEIVABLE

     Transok is engaged in the business of buying, selling and transporting natural gas and natural gas liquids. Thus, principally all accounts receivable are from entities in the same industry. Transok maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable.

INVENTORIES

     Inventories, consisting of natural gas held in storage, materials and supplies and natural gas liquids are valued at the lower of cost or market.

DERIVATIVES

     Realized gains and losses on hedges of existing assets or liabilities are deferred and are ultimately recognized in income as part of the carrying amounts of the related assets or liabilities. Gains and losses related to qualifying hedges of firm commitments or anticipated transactions also are deferred and are recognized in income or as adjustments of carrying amounts when the hedged transaction occurs. All commodity futures and swap contracts are entered into at Tejas and accounted for upon settlement through the payable to parent. As a result, Transok does not record any deferred assets or liabilities on its balance sheet for unrealized and unrecognized hedges.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Additions, improvements and major renewals are capitalized. Maintenance, repairs and minor renewals are expensed as incurred.

     The cost of property sold or retired is credited to the asset account, and the related depreciation is charged to the accumulated depreciation account. Profit or loss resulting from sale or retirement is included in earnings.

     Depreciation   of   property,   plant  and   equipment  is  provided  on  a
straight-line basis over the estimated useful lives of the assets as follows:

          Gathering and transmission assets           30 years
          Gas processing assets                       20 years
          Other property and equipment                10 years
          Natural gas storage facility                33 years

GOODWILL

     Effective January 12, 1998, in connection with the Shell acquisition of Tejas, Transok recorded goodwill of approximately $402.3 million. The goodwill is being amortized over 20 years. At December 31, 1998, goodwill totaled approximately $382.2 million, net of accumulated amortization of approximately $20.1 million.

CAPITALIZED INTEREST

     Interest on funds used to finance construction of assets is capitalized and amortized over the productive lives of the related assets. All other interest is charged to expense as incurred. For the years ended December 31, 1998 and 1997, Transok capitalized interest of $0 and approximately $2.5 million, respectively.

REVENUES

     Customers are invoiced and the related revenue is recorded as natural gas deliveries are made.

INCOME TAXES

     Transok accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred income taxes are recorded for the effects of temporary differences between financial and taxable income. Through December 31, 1997, Transok filed a consolidated federal income tax return with Tejas. Transok's income tax losses utilized by Tejas were reflected as a current benefit for Transok's financial reporting purposes by increasing the receivable from Tejas.

     Concurrent with the acquisition of Tejas by Shell, Transok Inc. was converted to a Limited Liability Corporation ("L.L.C.") under the Internal Revenue Code. In connection with the conversion to a L.L.C., Shell elected to treat Transok as a pass-through entity for income tax purposes. As a result, income taxes attributable to Federal taxable income of Transok after January 12, 1998, if any, are payable by Shell. The effect of eliminating the deferred tax assets and liabilities was recognized in the results of operations for the year ended December 31, 1998, the year of adoption.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of the financial instruments on the consolidated balance sheets not otherwise discussed in these notes approximates fair value.

3.   ASSETS HELD FOR SALE:

     In June 1998, Transok purchased a processing plant and two pipelines from ANR Production Company for approximately $75 million. As part of the purchase, Transok agreed with the Federal Energy Regulatory Commission to divest a portion of the assets acquired. These assets are presented as assets held for sale in the accompanying consolidated balance sheets. In March 1999, Transok divested these assets for approximately $20 million. No gain or loss was reflected on the sale of these assets.

4.   OBLIGATIONS DUE AFTER ONE YEAR:

     Long-term debt consisted of the following at December 31, (in thousands):

                                                   1998               1997
                                               -----------        -----------

     Revolving credit agreements               $      -           $  275,000
     Medium term notes                            196,000            200,000
     Note payable to parent                       585,878             36,148
                                               -----------        -----------
          Total                                   781,878            511,148

     Current portion of long-term debt             23,000            279,000
     Current portion of long-term debt -
       parent                                     585,878             36,148
                                               -----------        -----------
     Long-term debt                            $  173,000         $  196,000
                                               ===========        ===========

REVOLVING CREDIT AGREEMENTS

     In connection with the Transok acquisition by Tejas, Transok entered into a $245 million revolving credit agreement. During the fourth quarter of 1996, this agreement was amended (the "Amended Transok Credit Facility") to extend the maturity date from December 31, 1997 to December 31, 2004, lower the interest rate margins over LIBOR, subject to a minimum margin for a limited period of time, and set the commitment amount at $275 million. This amended agreement bears interest, at Transok's option, based upon either the prime rate or LIBOR. Depending upon Transok's funded debt to capitalization ratio, the margins over LIBOR that Transok must pay vary from a minimum of 0.5 percent to a maximum of
1.25 percent. During 1997, Transok borrowed the remaining balance under this credit agreement. In January 1998, Transok repaid the balance under the credit agreement. As a result, Transok wrote off approximately $4.6 million of capitalized debt issuance cost included in other assets and deferred charges in the accompanying December 31, 1997 consolidated balance sheet. Funding for this repayment was primarily obtained through borrowings from Tejas.

MEDIUM TERM NOTES

     In connection with the Transok acquisition by Tejas, Transok retained $200 million in Medium Term Notes ("MTN's"). The MTN's bear interest at fixed rates which, on a weighted average basis, currently approximates 7.7 percent. The maturity dates of the MTN's vary with the longest dated MTN's due to mature in 2023. The interest rates range from 6.60 percent to 8.96 percent. In January 1998, Transok made principal payments of $4 million. Additionally, principal payments are scheduled to begin in 1999 with $23 million required during that year. No additional principal payments are due until the year 2002. The MTN's are subject to certain covenants.

NOTE PAYABLE TO PARENT

     In June 1996, Transok entered into a floating rate promissory note payable to Tejas with a maturity date of December 31, 2026. At December 31, 1998 and 1997, the balance under this promissory note, including accrued interest thereon, was approximately $585.9 million and $36.1 million, respectively. This note bears interest at the same rate as the Amended Transok Credit Facility previously described.

SCHEDULED MATURITIES OF LONG-TERM DEBT

     Scheduled maturities of long-term debt at December 31, 1998, are as follows (in thousands):

          1999                                           $  608,878
          2000                                                  -
          2001                                                  -
          2002                                               50,000
          2003                                               19,000
          2004 and thereafter                               104,000
                                                         -----------
               Total                                     $  781,878
                                                         ===========


CAPITAL LEASE OBLIGATION

     In connection with the Tejas acquisition of Transok from CSW, Transok sold seven natural gas processing plants (the "Transok Plants") to a third party lessor (the "Lessor"), which in turn leased these facilities to Transok (the "Lessee"). The lease agreement was for a period of five years with lease payments adjusted quarterly based upon the Lessor's financing costs. As part of the agreement Transok had the option to extend the lease for two additional two-year periods and to purchase the plants at any time from the Lessor for $125 million. Accordingly, the lease was accounted for as a capital lease with the Transok Plants remaining on the books of Transok and a liability of $125 million was reflected in long-term debt in the accompanying consolidated balance sheets. Lease payments of approximately $10 million paid to the Lessor during 1997 are reflected in interest expense in the accompanying consolidated statements of operations. In February 1998, Transok repurchased the plants for $125 million. Funding for this repayment was primarily obtained through borrowings from Tejas.

5.   INCOME TAXES:

     Transok follows SFAS No. 109. As mentioned in Note 2, effective January 12, 1998, Transok Inc. converted to a L.L.C. resulting in the taxable income or loss of Transok from that date being reported to Shell and included in its Federal and state income tax returns. Accordingly, the deferred income tax assets and liabilities at January 12, 1998 were eliminated through recording a benefit for income taxes. The components of income tax expense (benefit) are as follows (in thousands):

                                                     1998              1997
                                                 -----------        ----------
          Current provision                      $      -           $      19
          Deferred benefit                           (8,871)           (5,098)
                                                 -----------        ----------

               Income tax benefit                $   (8,871)        $  (5,079)
                                                 ===========        ==========

     The benefit for income taxes differs from an amount computed at the statutory rates of 0 percent and 35 percent at December 31, as follows (in thousands):

                                                     1998              1997
                                                 -----------        ----------
          Federal income tax at statutory rates  $      -           $  (4,665)
          State income taxes                            -                (514)
          Conversion to L.L.C.                       (8,871)              -
          Other                                         -                 100
                                                 -----------        ----------

               Income tax benefit                $   (8,871)        $  (5,079)
                                                 ===========        ==========

     Deferred income taxes typically reflect (a) the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and
(b) alternative minimum tax, net operating loss and tax credit carryforwards. Significant components of Transok's net deferred income tax liability at December 31 are as follows (in thousands):

                                                     1998              1997
                                                 -----------        ----------
          Deferred income tax liabilities:
            Tax over book depreciation           $      -           $(109,436)
            Other                                       -                (794)
                                                 -----------        ----------

                                                        -            (110,230)
                                                 -----------        ----------
          Deferred income tax assets:
            Net operating loss carryforwards            -              96,681
            Accrued liabilities not deductible
             in the current year                        -               3,156
            Allowance for doubtful accounts             -               1,085
            Other                                       -                 437
                                                 -----------        ----------

                                                        -             101,359
                                                 -----------        ----------

               Net deferred income tax liability $      -           $  (8,871)
                                                 ===========        ==========

     No valuation allowances were required for deferred income tax assets at December 31, 1997.

     Transok made no income tax payments for the years ended December 31, 1998 and 1997.

6.   FINANCIAL INSTRUMENTS:

     The estimated fair value amounts of Transok's financial instruments have been determined by Transok using available market data and valuation methodologies. Fair value represents the amount at which the instrument could be exchanged in a current transaction between willing parties. Judgment is required in interpreting market data, and the use of different market assumptions or estimation methodologies may affect the estimated fair value. Fair value amounts at December 31, 1998 and 1997 are as follows (in thousands):


                                                             DECEMBER 31, 1998
                                                          Carrying   Estimated
                                                           Amount    Fair Value
     Balance sheet financial instruments:                ---------   ----------
       Long-term debt (excluding current installments)-
        Medium term notes                                $ 173,000    $ 194,170
       Other financial instruments-
        Interest rate derivative agreements                    -           (558)
        Commodity swap agreements (Note 11)                    -           (826)
        Commodity futures (Note 11)                            -         13,662

                                                             DECEMBER 31, 1997
                                                          Carrying   Estimated
                                                           Amount    Fair Value
     Balance sheet financial instruments:                ---------   ----------
       Long-term debt (excluding current installments)-
        Medium term notes                                $ 196,000    $ 210,308
       Other financial instruments-
        Interest rate derivative agreements                    -           (617)
        Commodity swap agreements (Note 11)                    -         (4,765)
        Commodity futures (Note 11)                            -          2,294

LONG-TERM DEBT

     Transok's revolving credit agreement and note payable to parent bear floating interest rates at current market levels and therefore carrying values in the consolidated financial statements approximate fair value. The estimated value of the MTN's was determined by calculating the net present value of future expected cash flows relating to the risks using a discount rate of 5.73 percent and 6.38 percent at December 31, 1998 and 1997, respectively.

INTEREST RATE DERIVATIVE AGREEMENTS

     At December 31, 1998, Transok had interest rate derivative agreements with a notional amount of $225 million, as a means of hedging floating interest rate exposure related to its revolving credit facility and an operating lease obligation. The fair value of interest rate derivative agreements is based upon approximated termination values obtained from third parties. The negative fair value at December 31, 1998, is the estimated amount Transok would pay if it canceled the contracts or transferred them to other parties.

CREDIT RISK

     While notional contract amounts are used to express the magnitude of interest rate derivative or commodity swap agreements, the amounts potentially subject to credit risk, in the event of nonperformance by third parties, are substantially smaller. Transok does not anticipate any material impact to its results of operations as a result of nonperformance by third parties as these agreements are with established exchanges, energy companies, and major financial institutions. Under certain circumstances, commodity swap agreements may require the parties to post letters of credit issued by financial institutions acceptable to the counterparty to satisfy margin requirements.

7.   UNCONSOLIDATED ENTITY:

     Transok owns an interest in an entity that is accounted for under the equity method of accounting. Transok's investment at December 31, is detailed as follows (in thousands):

                                                       1998          1997
                                                     ---------    ---------

            Downtown Plaza II                        $ 10,890     $  7,045

     In 1993, Transok formed Transok Properties, Inc. for the purpose of owning a 50 percent undivided interest in the Downtown Plaza II partnership. This partnership owned a twenty-eight story office building in downtown Tulsa, Oklahoma. Transok occupies a portion of the building. Downtown Plaza II generates cash flow from two major lessees, including Transok. During 1998 and 1997, Transok recognized approximately $407,000 and $778,000, respectively, in equity earnings for Downtown Plaza II activity. In November 1998, this building was sold for approximately $29 million. In April 1999, the partnership was transferred to Tejas.

SUMMARIZED FINANCIAL INFORMATION (UNAUDITED)

     Summarized balance sheet information for Downtown Plaza II is shown below. The summarized statement of earnings includes information for the years ended December 31, (in thousands).

     Balance sheet:                             1998          1997
                                             ---------     ---------
       Current assets                        $  23,265     $     728
       Property, plant and equipment, net          -           1,294
       Other noncurrent assets                     -          11,990
       Current liabilities                         494         2,324
       Noncurrent liabilities                      -           3,751
       Owners equity                            22,771         7,937

     Statement of earnings:
       Revenues                              $   3,102     $   4,699
       Gross profit                              2,288         3,142
                                             ---------     ---------

       Net earnings                                814         1,557
                                             ---------     ---------

       Transok's share of net earnings       $     407     $     778
                                             =========     =========

     All noncurrent liabilities of the unconsolidated entity are nonrecourse to Transok. The difference in Transok's investment in unconsolidated entity and their 50 percent ownership equity shown on the partnership books above is due to the purchase price being allocated to the Transok books from both the Tejas and Shell acquisitions described in Note 1.

8.   RELATED PARTY TRANSACTIONS:

     In 1998 and 1997, Transok had natural gas sales and natural gas purchases of approximately $7.5 million and $31.5 million, and approximately $5.5 million and $17.4 million, respectively, to affiliates of Tejas. At December 31, 1998, Transok had current receivables and current payables of approximately $12.5 million and $2.3 million, respectively, and at December 31, 1997 $13.4 million and $5.7 million, respectively, to affiliates of Tejas. These amounts are included as a net amount in due from affiliate in the accompanying consolidated balance sheets.

9.   COMMITMENTS AND CONTINGENCIES:

     Various suits and claims arising in the ordinary course of business, some of which involve substantial amounts, are pending against Transok. While the ultimate effect of such actions cannot be ascertained at this time, in the opinion of management of Transok, after consultation with legal counsel, the liabilities which may arise from such actions would not result in losses which would materially affect the consolidated financial position of Transok or its results of operations.

10.  LEASES:

     Transok leases certain property, facilities and equipment under various operating leases. These leases are noncancelable and expire on various dates. The leases are subject to renewal under essentially the same terms and conditions as the original leases.

     During 1993, Transok entered into a long-term operating lease arrangement to lease all the pipeline facilities of a third-party pipeline company. The agreement, which includes provisions to purchase the leased pipeline assets, provides for an initial term of five years with several options to extend the lease for up to an additional seventeen years. Transok has subsequently exercised their options to extend these lease agreements.

     Future noncancelable minimum lease payments under all leases, as of December 31, 1998, are as follows (in thousands):


          1999                              $   2,727
          2000                                  2,669
          2001                                  2,689
          2002                                  2,706
          2003                                  2,183
          2004 and thereafter                   4,363
                                            ---------
               Total                        $  17,337
                                            =========

     Rental expense for all operating leases totaled approximately $3.2 million during both 1998 and 1997.

11.  DERIVATIVES:

     In the normal course of business, Transok utilizes derivative financial instruments, such as natural gas futures and swaps, to hedge price risk exposure, including location and pricing basis, of its storage and exchange gas inventories, and specifically identified purchase contracts, sales contracts, commitments and certain anticipated transactions. At December 31, 1998 and 1997, Transok had unrealized and unrecognized gains of approximately $13.4 million and $2.2 million, respectively, associated with natural gas futures extending out less than one year and approximately $227,000 and $0, respectively, relating to natural gas futures contracts extending out more than one year. At December 31, 1998 and 1997, Transok had unrealized and unrecognized losses of approximately $826,000 and $3.8 million, respectively, associated with basis swaps extending out less than one year and approximately $0 and $928,000, respectively, associated with basis swaps extending out more than one year.

     Transok has entered into various interest rate derivative agreements as a means of hedging interest rates on its floating rate debt and floating rate capital lease obligations. As of December 31, 1998, Transok had outstanding interest rate derivative agreements in a notional amount of $225 million. These agreements convert a like amount of Transok's debt to a maximum effective fixed interest rate ranging from 6.8 percent to 7.0 percent and expire in 2001. The remaining $100 million converts a like amount of Transok's debt to a maximum effective fixed interest rate of 6.9 percent and expires in January 2002.

     Additionally, in 1996, Transok entered into a delayed start interest rate derivative agreement in a notional amount of $50 million. This agreement, which converts a like amount of Transok's debt to an effective fixed interest rate of
6.8 percent, became effective in January 1997 and expires in January 2002.

     Although the Amended Transok Credit Facility was repaid in January 1998, Transok left these agreements in effect to hedge the effects of interest rate movement on their borrowings with Tejas.

12.  MAJOR CUSTOMERS:

     Transok's natural gas pipeline operations customers are in the electric and natural gas utility and natural gas supply industries. Historically, Transok has not incurred any significant credit losses related to receivables from its customers. Receivables are generally not collateralized. For the years ended December 31, 1998 and 1997, no single customer accounted for 10 percent or more of Transok's revenue.

13.  EMPLOYEE BENEFITS:

PENSION PLAN

     During 1998 and 1997, all qualifying employees of Transok were included in the noncontributory, defined benefit pension plan of Tejas. Pension benefits are based on years of service and the employee's average monthly compensation. During 1998 and 1997, Transok was charged approximately $985,000 and $1.1 million, respectively, for pension costs. Pension costs are included in general and administrative expenses in the accompanying consolidated statements of operations.

     Assets of Tejas' pension plan are not segregated or restricted by its participating subsidiaries, and pension obligations for Transok employees would remain the obligation of Tejas if Transok were to withdraw.

THRIFT PLAN

     Tejas' contributory, trusteed thrift plan covers all qualifying employees of Transok. Transok matches 100 percent of the employee contributions to the plan, up to a maximum of 3 percent of the annual salary paid to each participant. Transok's share of contributions recognized for the years ended December 31, 1998 and 1997, was approximately $470,000 and $578,000, respectively. These contributions are included in general and administrative expenses in the accompanying consolidated statements of operations.

14.  SUBSEQUENT EVENTS:

     Effective July 1, 1999, Enogex, a subsidiary of the Company, purchased Transok from Tejas, an affiliate of Shell, for approximately $710.3 million, which includes the assumption of $173 million of long-term debt, the purchase of 19 million MMBTU's of natural gas from an affiliate of Tejas, net working capital and post closing adjustments.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Stockholder of
Tejas Transok Holding, L.L.C.:

We have audited the accompanying consolidated balance sheets of Tejas Transok Holding, L.L.C. (a Delaware limited liability corporation) and its subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tejas Transok Holding, L.L.C. and its subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.




Oklahoma City, Oklahoma,
    August 27, 1999

     (b)      Unaudited Pro Forma Financial Statements

     The following unaudited pro forma financial information presents the historical consolidated balance sheet and statements of income and ratios of earnings to fixed charges of OGE Energy Corp. (the "Company") after giving effect to the acquisition of Tejas Transok Holding, L.L.C. ("Transok") and its subsidiaries by Enogex. The unaudited pro forma balance sheet at June 30, 1999, gives effect to the acquisition as if it had occurred at June 30, 1999. The unaudited pro forma statement of income for the year ended December 31, 1998 gives effect to the acquisition as if it had occurred at January 1, 1998. The unaudited pro forma statement of income for the six months ended June 30, 1999 gives effect to the acquisition as if it had occurred at January 1, 1999. The unaudited pro forma ratios of earnings to fixed charges for the year ended December 31, 1998 gives effect to the acquisition as if it had occurred at January 1, 1998. The unaudited pro forma ratio of earnings to fixed charges for the six months ended June 30, 1999, gives effect to the acquisition as if it had occurred at January 1, 1999.

     The following unaudited pro forma financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of the Company and Transok. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the transaction been consummated on the date, or at the beginning of the periods, for which the transaction is being given effect nor is it necessarily indicative of future operating results or financial position.


                                OGE ENERGY CORP.


             UNAUDITED PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

                                    Six Months
                                       Ended                    Year Ended
                                   June 30, 1999            December 31, 1998
                                  ---------------          -------------------


Unaudited Pro Forma Ratio of
  Earnings to Fixed Charges             1.69                       2.28

     For purposes of this ratio, "Earnings" consist of the aggregate of net income, taxes on income, investment tax credits (net) and "fixed charges." "Fixed charges" consist of interest on long-term debt, related amortization, interest on short-term borrowings and a calculated portion of rents considered to be interest.

     See Notes to Unaudited Pro Forma Financial Statements for a description of the assumptions used to prepare the pro forma ratios of earnings to fixed charges.

                                OGE ENERGY CORP.
                        UNAUDITED PRO FORMA BALANCE SHEET
                                  JUNE 30, 1999


                                                                    OGE        TEJAS TRANSOK                            PRO FORMA
                                                                ENERGY CORP.   HOLDING, L.L.C.    PRO FORMA                OGE
                                                               (AS REPORTED)    (AS REPORTED)    ADJUSTMENTS           ENERGY CORP.
                                                               -------------   ---------------   ------------        ---------------
                                                                                       (dollars in thousands)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $      1,962    $           29    $       (15)  (1)   $        1,976
  Accounts receivable - customers, less reserve of $3,101...        144,809            75,135        (32,822)  (2)          187,122
  Accrued unbilled revenues.................................         59,000               -              -                   59,000
  Accounts receivable - other...............................         13,306            10,852            -                   24,158
  Fuel inventories, at LIFO cost............................         85,321               -           41,507   (3)          126,828
  Materials and supplies, at average cost...................         36,171             3,324            -                   39,495
  Prepayments and other.....................................         19,758               443          1,419   (4)           21,620
  Accumulated deferred tax assets...........................          8,609               -              -                    8,609
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
    Total current assets....................................        368,936            89,783         10,089                468,808
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
OTHER PROPERTY AND INVESTMENTS, at cost.....................         61,010               -              -                   61,010
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
PROPERTY, PLANT AND EQUIPMENT:
  In service................................................      4,479,118           985,227       (287,721)  (5)        5,176,624
  Construction work in progress.............................         36,948            26,247        (14,409)  (5)           48,786
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
    Total property, plant and equipment.....................      4,516,066         1,011,474       (302,130)             5,225,410
      Less accumulated depreciation.........................      1,979,001            66,860        (66,860)  (6)        1,979,001
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
  Net property, plant and equipment.........................      2,537,065           944,614       (235,270)             3,246,409
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
DEFERRED CHARGES:
  Advance payments for gas..................................         14,900               -              -                   14,900
  Income taxes recoverable through future rates.............         40,211               -              -                   40,211
  Other.....................................................         66,539           372,100       (372,100)  (7)           66,539
------------------------------------------------------------   ------------    ---------------   ------------        ---------------
    Total deferred charges..................................        121,650           372,100       (372,100)               121,650
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
TOTAL ASSETS................................................   $  3,088,661    $    1,406,497    $  (597,281)        $    3,897,877
============================================================   =============   ===============   ============        ===============


LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term debt...........................................   $    298,800    $      575,304    $   (38,005)  (8)   $      836,099
  Accounts payable..........................................         99,456            55,120                               154,576
  Dividends payable.........................................         25,869               -              -                   25,869
  Customers' deposits.......................................         23,880               -              -                   23,880
  Accrued taxes.............................................         45,132             5,617            -                   50,749
  Accrued interest..........................................         21,611             6,180            -                   27,791
  Long-term debt due within one year........................          2,000            15,000            -                   17,000
  Other.....................................................         33,510               -              -                   33,510
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
    Total current liabilities...............................        550,258           657,221        (38,005)             1,169,474
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
LONG-TERM DEBT..............................................        934,650           173,000            -                1,107,650
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
DEFERRED CREDITS AND OTHER LIABILITIES:
  Accrued pension and benefit obligation....................         21,925               -              -                   21,925
  Accumulated deferred income taxes.........................        523,925               -              -                  523,925
  Accumulated deferred investment tax credits...............         65,153               -              -                   65,153
  Other.....................................................         30,190               -           17,000   (9)           47,190
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
    Total deferred credits and other liabilities............        641,193               -           17,000                658,193
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
STOCKHOLDERS' EQUITY:
  Common stockholders' equity...............................        435,654           685,656       (685,656) (10)          435,654
  Retained earnings.........................................        526,906          (109,380)       109,380  (10)          526,906
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
    Total stockholders' equity..............................        962,560           576,276       (576,276)               962,560
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................   $  3,088,661   $     1,406,497    $  (597,281)        $    3,897,877
============================================================   =============   ===============   ============        ===============

See accompanying notes to unaudited pro forma financial statements.

                                OGE ENERGY CORP.
                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999


                                                                    OGE        TEJAS TRANSOK                            PRO FORMA
                                                                ENERGY CORP.   HOLDING, L.L.C.    PRO FORMA                OGE
                                                               (AS REPORTED)    (AS REPORTED)    ADJUSTMENTS           ENERGY CORP.
                                                               -------------   ---------------   ------------        ---------------
                                                                                        (DOLLARS IN THOUSANDS)
OPERATING REVENUES:
  Electric utility..........................................   $    564,246    $          -      $       -           $      564,246
  Non-utility...............................................        264,820           251,817           (581) (11)          516,056
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
    Total operating revenues................................        829,066           251,817           (581)             1,080,302
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
OPERATING EXPENSES:
  Fuel......................................................        132,966               -              -                  132,966
  Purchased power...........................................        121,390               -              -                  121,390
  Gas and electricity purchased for resale..................        212,356           156,090           (581) (11)          367,865
  Other operation and maintenance...........................        153,734            71,609         (6,019) (12)          219,324
  Depreciation and amortization.............................         75,586            28,593        (17,665) (13)           86,514
  Taxes other than income...................................         25,812             4,039            -                   29,851
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
    Total operating expenses................................        721,844           260,331        (24,265)               957,910
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
OPERATING INCOME............................................        107,222            (8,514)        23,684                122,392
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
OTHER INCOME (EXPENSES):
  Interest charges..........................................        (37,572)          (20,613)       (15,786) (14)          (73,971)
  Other, net................................................          2,546                54            -                    2,600
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
    Total other income (expenses)...........................        (35,026)          (20,559)       (15,786)               (71,371)
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
EARNINGS BEFORE INCOME TAXES................................         72,196           (29,073)         7,898                 51,021
PROVISION FOR INCOME TAXES..................................         23,320               -           (8,385) (15)           14,935
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
NET (LOSS) INCOME...........................................         48,876           (29,073)        16,283                 36,086
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
EARNINGS AVAILABLE FOR COMMON...............................   $     48,876    $      (29,073)   $    16,283         $       36,086
============================================================   =============   ===============   ============        ===============
AVERAGE COMMON SHARES OUTSTANDING...........................         77,801               -              -                   77,801
EARNINGS PER AVERAGE COMMON SHARE...........................   $       0.63    $          -      $       -           $         0.46
============================================================   =============   ===============   ============        ===============


See accompanying notes to unaudited pro forma financial statements.

                                       23

                                OGE ENERGY CORP.
                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                                                    OGE        TEJAS TRANSOK                            PRO FORMA
                                                                ENERGY CORP.   HOLDING, L.L.C.    PRO FORMA                OGE
                                                               (AS REPORTED)    (AS REPORTED)    ADJUSTMENTS           ENERGY CORP.
                                                               -------------   ---------------   ------------        ---------------
                                                                                            (dollars in thousands)
OPERATING REVENUES:
  Electric utility..........................................   $  1,312,078    $          -      $       -           $    1,312,078
  Non-utility...............................................        305,659           476,213         (5,453) (11)          776,419
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
    Total operating revenues................................      1,617,737           476,213         (5,453)             2,088,497
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
OPERATING EXPENSES:
  Fuel......................................................        315,194               -              -                  315,194
  Purchased power...........................................        240,542               -              -                  240,542
  Gas and electricity purchased for resale..................        216,432           332,869         (5,453) (11)          543,848
  Other operation and maintenance...........................        305,106           124,548            -                  429,654
  Depreciation and amortization.............................        149,818            55,661        (33,801) (13)          171,678
  Taxes other than income...................................         51,188             7,284            -                   58,472
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
    Total operating expenses................................      1,278,280           520,362        (39,254)             1,759,388
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
OPERATING INCOME............................................        339,457           (44,149)        33,801                329,109
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
OTHER INCOME (EXPENSES):
  Interest charges..........................................        (70,699)          (45,185)       (31,570) (14)         (147,454)
  Other, net................................................          5,758               156            -                    5,914
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
    Total other income (expenses)...........................        (64,941)          (45,029)       (31,570)              (141,540)
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
EARNINGS BEFORE INCOME TAXES................................        274,516           (89,178)         2,231                187,569
PROVISION FOR INCOME TAXES..................................        108,644            (8,871)       (25,560) (15)           74,213
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
NET (LOSS) INCOME...........................................        165,872           (80,307)        27,791                113,356
PREFERRED DIVIDEND REQUIREMENTS.............................            733               -              -                      733
------------------------------------------------------------   -------------   ---------------   ------------        ---------------
EARNINGS AVAILABLE FOR COMMON...............................   $    165,139    $      (80,307)   $    27,791         $      112,623
============================================================   =============   ===============   ============        ===============
AVERAGE COMMON SHARES OUTSTANDING...........................         80,772               -              -                   80,772
EARNINGS PER AVERAGE COMMON SHARE...........................   $       2.04    $          -      $       -           $         1.39
============================================================   =============   ===============   ============        ===============


See accompanying notes to unaudited pro forma financial statements.

                                       24

                                OGE ENERGY CORP.


                NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS


1. At June 30, 1999, Transok had approximately $15,000 cash held in a Tejas account. At closing the cash was applied against the due to parent balance and thus not included in the cash acquired by the Company. This adjustment reduces cash to reflect the actual amount of cash acquired.

2. Accounts receivables due from Tejas Gas L.L.C. and its affiliates were not included in the assets acquired by the Company. This adjustment reflect the elimination of those balances not acquired.

3. As part of the purchase agreement for the acquisition of Transok, the Company purchased approximately 19 million MMBTU of natural gas held in storage from an affiliate of Tejas. This adjustment reflects the allocated purchase price of the acquired natural gas held in storage based upon its fair market value at June 30, 1999.

4. This adjustment reflects debt issuance costs incurred by the Company relating to its financing of the purchase of Transok.

5. The Company allocated purchase price of approximately $697.5 million to in service property and $11.8 million to construction work in progress. This adjustment reduces Transok's historical cost of property, plant and equipment to the Company's purchase price basis.

6. This adjustment eliminates the accumulated depreciation recorded prior to the acquisition by the Company.

7. At June 30, 1999, Transok had approximately $372.1 million of unamortized goodwill on its books relating to the January 1998 acquisition of Tejas Gas L.L.C. by Shell Oil Company. This entry eliminates the unamortized goodwill associated with Shell Oil Company acquisition.

8. In connection with the acquisition of Transok, the Company did not assume any of the short-term debt or current portion of long-term debt due to Tejas. To finance the acquisition, the Company borrowed $537.3 million through a 364 day bridge loan agreement.

9. To record the Company acquisition reserves relating to the Company's acquisition costs, broker fees, severance, relocation costs, professional services and environmental and legal contingencies.

10. Total stockholder's equity was adjusted $578.6 million to reflect the Company's purchase price and its subsequent elimination for consolidation purposes.

11. To show elimination of activity between Transok and the Company entities for consolidation purposes.

12. During the six months ended June 30, 1999, Tejas Gas L.L.C. allocated an additional $6.0 million to Transok for costs incurred as part of Tejas Gas L.L.C.'s efforts to sell Transok. This adjustment eliminates the additional allocation relating to costs incurred to sell Transok.

13. This adjustment reduces depreciation and amortization to reflect estimated pro forma depreciation based upon the Company's allocated purchase price basis in the fixed assets and to reflect estimated pro forma amortization of the $1.4 million of the Company's debt issuance costs.

14. This adjustment reduces interest expense to reflect estimated pro forma interest expense on the $537.3 million borrowed by the Company to finance the acquisition of Transok.

15. This adjustment records the estimated pro forma provision for (benefit from) income taxes associated with Transok's results of operation using the Company's effective tax rate of 39.6 percent.

     (c)   Exhibits

     2.01 Purchase Agreement, dated as of May 14, 1999 between Tejas Gas L.L.C. and Enogex (Filed as Exhibit 2.01 to Registrant's Form 10-Q for the Quarter Ended June 30, 1999 and incorporated by reference.)

     23.01 Consent of Independent Public Accountants

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                               OGE ENERGY CORP.
                                                 (Registrant)


                               By      /s/    Donald R. Rowlett
                                 --------------------------------------------
                                              Donald R. Rowlett
                                      Controller Corporate Accounting

                             (On behalf of the registrant and in his capacity
                                     as Controller Corporate Accounting)



September 13, 1999



                                 EXHIBIT INDEX
                                 -------------

EXHIBIT NO.          DESCRIPTION
-----------          -----------
     2.01    Purchase Agreement, dated as of May 14, 1999
                   between Tejas Gas L.L.C. and Enogex
                   (Filed as Exhibit 2.01 to Registrant's Form
                   10-Q for the Quarter Ended June 30, 1999
                   and incorporated by reference.)

     23.01   Consent of Independent Public Accountants


                                       28
